Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERSO PAPER CORP.

Verso Paper Corp. is a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 6, 2006, under the name of Verso Paper One Corp. A Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment to the Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 10, 2007, which amended the Certificate of Incorporation to change the name of the Corporation from Verso Paper One Corp. to Verso Paper Corp. This Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Certificate of Incorporation and the Certificate of Amendment to the Certificate of Incorporation in their entirety, was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware to read as follows:

FIRST: The name of the Corporation is Verso Paper Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, County of Kent, Delaware 19901, and the name of its registered agent at such address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 270,000,000 shares, consisting of (i) 250,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and (ii) 20,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”). Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $.01 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into (the “Stock Split”) 38,046.647 shares of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 38,046.647; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reclassification. No fractional shares of Common Stock shall be issued as a result of the Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the initial public offering price per share of Common Stock.

A. Powers and Rights of Holders of Common Stock.

1. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

2. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock.

3. Upon the Corporation’s liquidation, dissolution or winding up, the holders of Common Stock will be entitled to receive ratably the net assets of the Corporation available after the payment of all debts and other liabilities of the Corporation and subject to the prior rights of any outstanding Preferred Stock.

4. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

5. If the Corporation issues any Preferred Stock, the rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock.

B. Powers and Rights of Holders of Preferred Stock. The Board of Directors is expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

FIFTH: Management and Conduct of the Corporation.

A. General Powers. Except as otherwise required by Delaware law or this Amended and Restated Certificate of Incorporation, in each case as the same may be amended and supplemented, the business of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be established by the Board of Directors from time to time; provided, however, that in no event shall the total number of directors constituting the entire Board of Directors be less than three (3).

C. Classes of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In the event of any increase or decrease in the number of directors from time to time, the number of directors in each class shall be apportioned as nearly equally as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

D. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2009; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2010;

and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2011; and provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

E. Quorum. At all meetings of the Board of Directors, a majority of the total number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

F. Manner of Acting. Every decision made and action taken by a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number of directors is required by Delaware law, this Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), in each case as the same may by amended and supplemented.

G. Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors or class of directors.

H. Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification. If the General Corporation Law of the State of Delaware is amended or supplemented to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended or supplemented.

SEVENTH: The Corporation shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: Unless otherwise prescribed by Delaware law or this Amended and Restated Certificate of Incorporation, in each case as the same be amended and supplemented, special meetings of the stockholders, for any purpose or purposes, shall be called only by the Board of Directors or the Chairman of the Board, and shall not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the matters related to the purposes stated in the notice.

NINTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holder or holders of all of the Corporation’s outstanding stock entitled to vote thereon and is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

TENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

ELEVENTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, (1) the Board of Directors is expressly authorized to amend or repeal the Bylaws and to adopt new Bylaws, without any action on the part of the stockholders of the Corporation, provided that no Bylaw adopted by the stockholders shall be amended or repealed by the Board of Directors if the Bylaw so provides; and (2) the stockholders of the Corporation are expressly authorized to amend or repeal the Bylaws, whether adopted by them or otherwise, and to adopt new Bylaws. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

TWELFTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Michael A. Jackson, its President and Chief Executive Officer, on May 9, 2008.

Verso Paper Corp.

By:
Michael A. Jackson
President and Chief Executive Officer

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